                                                                 Exhibit 99.8(b)


                      FORM OF NOTICE OF CANCELLATION RIGHT
                             (FACE AMOUNT INCREASE)



        RE:          [Policy Number]
           -------------------------------------
                     [Name]
           -------------------------------------
           Premium Mode:
                        ------------------------
           Modal Planned Premium:$
                                 ---------------


This notice is sent to you in accordance with the laws administered by the United States Securities and Exchange Commission ("SEC"). Please read it carefully and retain it with your important records.

You have recently increased the face amount of the flexible premium variable life insurance policy you purchased from The Manufacturers Life Insurance Company of America under which benefits may depend on the experience of the sub-accounts of the applicable Manufacturers Life of America's separate account. You have, pursuant to requirements of the SEC and your Policy, the right to cancel the increase at any time within 30 days from delivery of the Policy Update Page or 45 days from the date of execution of the application for increase, whichever is later, but in any event you have until 30 days from the date of delivery or mailing (as determined by its postmark) of this notice to return the Policy Update page for cancellation of the face amount increase. If you choose to cancel the increase, the Policy Value and the surrender charges will be recalculated to the amounts they would have been had the increase not taken place.

In determining whether or not to exercise your right of surrender and refund, you should consider, among other things, the projected cost of your Policy including your ability to make additional payment, if required. You have already been furnished a prospectus which describes the deductions from premiums before amounts are allocated to the applicable separate account for investment. These are:

         For applicable state and local taxes, 2.35% of each premium payment.

         For applicable federal taxes, 1.25% of each premium payment.

The prospectus also describes other charges which are taken from the Policy Value, including the charge assessed upon surrenders and decreases in face amount.

If you should have any questions regarding your right to cancel the face amount increase, please refer to your prospectus. Should you decide to exercise this right, complete the enclosed form and return the Policy Update Page in accordance with the enclosed instructions, postmarked on or before the latest date permitted for cancellation as described above.

                                  INSTRUCTIONS

                              Please Read Carefully

To the Policyowner:

If, after reading the enclosed notice, you elect to cancel the face amount increase you must:

     1.   Sign and date the bottom of this form.
     2.   Mail the form together with your Policy Update Page
          (if received by you) to

          The Manufacturers Life Insurance Company of America
          P.O. Box 633
          Niagara Square Station
          Buffalo, New York,  14202-0633.

     3. The postmark on the envelop must be on or before the latest date permitted for cancellation as described in the attached letter.
     4. Please check the box at the bottom if you have not yet received your Policy Update Page when mailing this form.



To:    The Manufacturers Life Insurance Company of America

Pursuant to the terms of the notice previously furnished me by The Manufacturers Life Insurance Company of America I hereby return the Policy Update Page for the Policy numbered below for cancellation of the face amount increase. I understand that the Policy Value and surrender charges will be recalculated to the amounts they would have been had the increase not taken place. I hereby release The Manufacturers Life Insurance Company of America from any and all claims arising out of or in connection with the sale or issuance of the face amount increase of the Policy and I hereby acknowledge that The Manufacturers Life Insurance Company of America has no liability with respect to the face amount increase of the policy except the recalculation of Policy Value and surrender charges as described above.


                                             -----------------------------------

------------------------------               -----------------------------------
Date                                         Signature of Policyowner



                                             -----------------------------------
                                             Policy number


[ ] The policy has not yet been received and should it be received will be returned to The Manufacturers Life Insurance Company of America.